UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008

CHENIERE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Credit Agreement

On August 15, 2008 (the “Closing Date”), Cheniere Common Units Holding, LLC (the “Borrower” or “CCUH”), a Delaware limited liability company and a wholly-owned subsidiary of Cheniere Energy, Inc., a Delaware corporation (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) among the Borrower, the other Loan Parties (as defined therein), The Bank of New York Mellon, as administrative agent and collateral agent (the “Collateral Agent”), and the Lenders (as defined therein), pursuant to which the Lenders agreed to make term loans of $250,000,000 (the “Loans”) to the Borrower, which are exchangeable into Series B Preferred Stock described below. One of the Lenders is Scorpion Capital Partners LP, an affiliate of Nuno Brandolini, one of the Company’s directors. Scorpion’s portion of the Loans was $8,500,000, and Scorpion did not receive any fees on the Closing Date in connection with making the Loans.

Borrowing. Under the Credit Agreement, the Borrower borrowed $250,000,000 on August 15, 2008. The Loans will mature on August 15, 2018. The $250,000,000 of total proceeds from the Loans will be used (i) to repay in full the Borrower’s $99 million of existing indebtedness, including accrued interest, (ii) to pay fees and expenses incurred in connection with the Credit Agreement, (iii) to deposit $135,000,000 into a reserve account as a source of funds for payment of Cheniere Marketing, Inc.’s (“CMI”) terminal use agreement obligations to Sabine Pass LNG, L.P. (“Sabine”) and as additional collateral for the Loans, and (iv) to fund working capital and general corporate needs of the Company and its subsidiaries.

Repayment. The Loans will not amortize prior to the maturity date. Prior to the maturity date, the Borrower may voluntarily prepay the Loans from time to time if the following conditions are met:

•	The principal amount to be repaid must be at least $50 million (or the remaining principal amount outstanding, if less);

•

The weighted-average trading price per share of the Company’s common stock, par value $0.003 per share (the “Common Stock”), must be greater than $12.50 for the 30 trading days preceding the prepayment date; and

•

The Company must have arranged for an underwritten public offering of shares of Common Stock issuable upon conversion of the Series B Preferred Stock (described below), at a price of not less than $12.50 per share (on an as-converted basis). If such underwritten public offering cannot be concluded at the specified price, then the Borrower will not be permitted to make the prepayment.

The Credit Agreement also provides that those Lenders holding a majority of the Loans outstanding may require the Borrower to prepay all or part of the Loans for 30-day periods beginning on the third, fifth and seventh anniversaries of the Closing Date, as well as upon a change of control.

Interest Rate. The Loans bear interest at a fixed rate of 12% per annum, except during the occurrence and continuance of an event of default (as described below), during which time the rate of interest will be 14% per annum. Interest is payable on (i) the last business day of each January and July, (ii) the maturity date, (iii) the date of repayment or prepayment made in respect of any Loan and (iv) the date of exchange of any Loan into Series B Preferred Stock. Prior to August 15, 2011, at the Borrower’s option, interest may be accrued. Such accrued interest will bear interest from the date of the applicable interest payment date at the same rate per annum and payable in the same manner as in the case of the original respective principal amounts of the Loans, and shall otherwise be treated as principal and will be considered a Loan, provided, that (i) the portion of the Loans which evidence permitted accrued interest are not exchangeable into shares of Series B Preferred Stock, (ii) permitted accrued interest is due and payable upon mandatory prepayment of the Loans, on the Maturity Date or upon acceleration of the payment of principal of the Loans because of an event of default and (iii) in the event of any repayment or prepayment of any Loan, accrued interest not previously capitalized on the principal amount repaid or prepaid shall be payable in full in cash on the date of such repayment or prepayment.

Collateral. Pursuant to two Guarantee and Collateral Agreements, each dated as of August 15, 2008 (the “Collateral Agreements”), the Company, the Borrower, and other subsidiaries of the Company granted a first-priority security interest to the Collateral Agent in the following assets (collectively, the “Collateral”) as collateral security for the Loans: (i) the equity securities of substantially all of the Company’s domestic subsidiaries (but excluding CMI, Cheniere Supply & Marketing, Inc., a Delaware corporation (“CSM”), Cheniere Subsidiary Holdings, LLC, a Delaware limited liability company (“CSH”) and its subsidiaries, and Cheniere Energy Partners GP, LLC, a Delaware limited liability company (“CQP GP”)), (ii) the 10,891,357 common units of Cheniere Energy Partners, L.P., a Delaware limited partnership (“CQP”) held by the Borrower, (iii) rights under management services agreements pursuant to which services are provided to Sabine and CQP, (iv) non-real estate assets of the Borrower and the Company’s pipeline subsidiaries, and (v) receivables owed to any grantor by any guarantor or other grantor.

Pursuant to a Security Deposit Agreement dated as of August 15, 2008 (the “Security Deposit Agreement”), Cheniere LNG Holdings, LLC, a Delaware limited liability company, granted a first-priority security interest to the Collateral Agent in a deposit account initially funded with $135,000,000 from the Loans. The Security Deposit Agreement requires that the funds in that account be sufficient to make at least three months’ payments under the terminal use agreement between CMI and Sabine on an ongoing basis and will be replenished periodically with distributions made with respect to the units of CQP held by the Borrower, CSH and CQP GP. At any time following the first date that full payments under each of the three terminal use agreements to which Sabine is a party have been received for a full calendar quarter, funds in excess of the reservation fee and operating fee obligations that are reasonably estimated to become due and payable within the next three months in accordance with the CMI terminal use agreement will be released from time to time upon the satisfaction of certain conditions. Pursuant to an account control agreement dated as of August 15, 2008, Cheniere LNG Holdings, LLC also granted a first-priority security interest to the Collateral Agent in a deposit account that receives the amounts payable on the management services agreements under which services are provided to Sabine and CQP.

Guaranty. Pursuant to the Collateral Agreements, the Company and substantially all of the domestic subsidiaries of the Company (but excluding CMI, CSM, CSH and its subsidiaries, and CQP GP) have guaranteed the payment and performance of all of the Borrower’s obligations under the Credit Agreement and the other loan documents related thereto.

Covenants. The Credit Agreement contains affirmative and negative covenants that are applicable to the Borrower and the other Loan Parties, which are the guarantors and the grantors of the security interests. Such covenants include, but are not limited to (subject to exceptions): limitations on the ability of the Loan Parties to make investments or dividend distributions; limitations on the ability of the Loan Parties to incur indebtedness or permit liens on their assets; limitations on the ability of the Loan Parties to engage in transactions with affiliates or merge, consolidate, sell assets, acquire subsidiaries or form joint ventures; limitations on the ability of the Loan Parties to engage in new businesses; limitations on amendments to certain material agreements, including management services agreements and the CQP partnership agreement; affirmative covenants requiring the Borrower to provide financial information, requiring each Loan Party to maintain its existence and other material rights, and governing the funding of and disbursements from the collateral account established under the Security Deposit Agreement; and other customary covenants and restrictions.

Events of Default. The Credit Agreement contains customary events of default, which are subject to customary grace periods and materiality standards, including, among others, events of default upon the occurrence of:

•	any representation or warranty made in connection with the Credit Agreement being incorrect in any material respect when made or deemed made;

•	nonpayment of any amounts payable under the Credit Agreement when due;

•	violation of covenants contained in the Credit Agreement or the other loan documents;

•	acceleration of any indebtedness of CQP, Sabine or any Loan Party in excess of $10,000,000;

•	bankruptcy or insolvency of any of the Loan Parties;

•	nondischarge of judgments against any of the Loan Parties in excess of $10,000,000;

•	actual or asserted invalidity of any guaranty by a Loan Party of the Loans or failure of the liens created by the Collateral Agreements to remain first-priority perfected liens; and

•	the failure of the Company’s board of directors (the “Board”) to appoint individuals designated by the Lenders as provided in the Investors’ Agreement (described below).

Upon the occurrence of any such default and the lapse of any applicable grace period, the Lenders may accelerate the Loans and exercise their remedies under the Collateral Agreements, including foreclosure on the Collateral.

The descriptions of the Credit Agreement, the two Collateral Agreements and the Security Deposit Agreement set forth above are not complete and are qualified in their entirety by reference to the full text of the respective documents, copies of which are filed herewith as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Investors’ Agreement

On August 15, 2008, the Borrower, the Company and the Lenders entered into an Investors’ Agreement (the “Investors’ Agreement”) that provides for the exchange of up to $250,000,000 principal amount of Loans into a newly-created class of Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series B Preferred Stock), and certain rights to require the Company to register for resale the Series B Preferred Stock and the shares of the Company’s Common Stock into which the Series B Preferred Stock is convertible. The Series B Preferred Stock is described more fully in Item 3.02.

Exchange Rights. Pursuant to the Investors’ Agreement, up to $250,000,000 principal amount of Loans outstanding under the Credit Agreement may be exchanged for shares of Series B Preferred Stock. The exchange ratio is one share of Series B Preferred Stock for each $5,000 of outstanding borrowings, subject to adjustment. The exchange ratio will be adjusted in the event the Company makes certain distributions on its shares of Common Stock, of cash, shares, or property.

Registration Rights. The Company is required to file a registration statement to register the Series B Preferred Stock and the shares of Common Stock into which it is convertible. In addition, the holders of Series B Preferred Stock have the right to demand registration of the Series B Preferred Stock, and the shares of Common Stock into which it is convertible. The registration rights are subject to customary limitations.

Board Representations. As long as Loans are exchangeable for shares of Series B Preferred Stock under the Credit Agreement or shares of Series B Preferred Stock remain outstanding, the holders of a majority of the Loans and Series B Preferred Stock, acting together, shall have the right to nominate two individuals to the Company’s Board. One nominee shall be a Class I Director and the second a Class III Director. In addition, a majority of the Lenders or the holders of a majority of the shares of Series B Preferred Stock shall be able to nominate, together with the Board, a third nominee, who shall be an independent director, as a Class II Director. If any nominee is not elected to the Board by the stockholders, the holders shall have the right to select a different nominee, and the Board is obligated to fill the vacancy with such nominee.

The description of the Investors’ Agreement set forth above is not complete and is qualified in its entirety by reference to the full text of the Investors’ Agreement, a copy of which is filed herewith as Exhibit 10.5 and incorporated herein by reference.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Termination of the Credit Suisse Loan

On May 5, 2008, CCUH entered into a Credit Agreement among the Borrower, the Loan Parties (as defined therein), Credit Suisse, Cayman Islands Branch, as administrative agent, collateral agent and as a lender, and the several lenders from time to time party thereto, pursuant to which the lenders agreed to make a term loan of up to $95,000,000 (the “Bridge Loan”) to CCUH, which was attached as Exhibit 10.6 to the Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission (the “SEC”), on May 9, 2008.

On August 15, 2008, CCUH used a portion of the net proceeds from the Loans to repay the $95,000,000 outstanding principal and accrued interest of approximately $4.3 million on the Bridge Loan. As a result of the payment in full of the Bridge Loan, the Bridge Loan, CCUH’s and the guarantor’s obligations under the Bridge Loan and the liens and security interests granted in connection therewith were terminated.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

ITEM 3.02 UNREGISTERED SALES OF SECURITIES.

On August 14, 2008, the Company filed a Certificate of Designations for the Series B Preferred Stock (the “Certificate of Designations”), with the Secretary of State of the State of Delaware establishing the Series B Preferred Stock. The following are the material terms of the Series B Preferred Stock:

Amount. As of August 15, 2008, there were 50,000 shares of Series B Preferred Stock authorized and no shares of Series B Preferred Stock outstanding. The liquidation preference of the Series B Preferred Stock is $5,000 per share.

Conversion. The Series B Preferred Stock is convertible into Common Stock of the Company on a 1 for 1,000 basis. The Series B Preferred Stock is only convertible either (i) by the purchaser who acquires the Series B Preferred Stock in a public offering, as defined in the rules of the exchange on which the Common Stock is then traded or (ii) by the holder of the Series B Preferred Stock, in any other transaction that would not require stockholder approval for the initial issuance of the Series B Preferred Stock under the rules of the exchange on which the Common Stock is then traded. The Series B Preferred Stock is required to receive the same dividends or other distributions made on the Common Stock. As a result, the number of shares issuable upon conversion of the Series B Preferred Stock shall not change.

Liquidation. The Series B Preferred Stock ranks with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company evenly with the Common Stock. Upon a liquidation, each share of Series B Preferred Stock is entitled to receive the greater of its liquidation preference and the amount that would be payable on the number of shares of Common Stock into which it is then convertible, as if it had been converted immediately prior to the distribution.

Dividends. The Series B Preferred Stock is entitled to receive dividends when, as and if legally declared by the Board. If the Board declares a dividend on the Common Stock, it shall pay an equal dividend on the Series B Preferred Stock, on an as-if converted basis.

Maturity and Redemption. The Series B Preferred Stock is perpetual and is not redeemable at the option of the holder or the Company at any time.

Voting. Each share of Series B Preferred Stock is entitled to vote with Common Stock on all matters submitted to a vote of the stockholders. Each share of Series B Preferred Stock has 202.50 votes, which represents approximately 19.98% of the vote of the outstanding Common Stock as of August 15, 2008; provided that if the holders become entitled to purchase additional shares of Series B Preferred Stock described below, each share of Series B Preferred Stock will have its vote reduced so that the class does not exceed 10,125,000 votes. The Series B Preferred Stock has the right to vote separately as a class on certain matters that effect the rights of the Series B Preferred Stock.

As long as the Series B Preferred Stock remains outstanding, the holders of a majority of the Series B Preferred Stock shall have the right to nominate two individuals to the Company’s Board. One nominee shall be a Class I Director and the second a Class III Director. In addition, the holders of a majority of the Series B Preferred Stock shall be able to nominate, together with the Board, a third nominee, who shall be an independent director, as a Class II Director. If any nominee is not elected to the Board by the stockholders, the holders shall have the right to select a different nominee, and the Board is obligated to fill the vacancy with such nominee.

Protective Provisions. In the event the rights under the Company’s rights plan become exercisable for the purchase of shares of Series A Junior Participating Preferred Stock, each share of Series B Preferred Stock will become entitled to purchase additional shares, including fractional shares, of Series B Preferred Stock in an amount and at a price that would allow the Series B Preferred Stock to acquire, upon conversion, the same additional amount of Common Stock and at the same price that would be issuable upon exercise of the rights.

The description of the Series B Preferred Stock set forth above is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, a copy of which is filed herewith as Exhibit 3.1 and incorporated herein by reference. A form of the Series B Preferred Stock is filed herewith as Exhibit 4.1.

ITEM 3.03	MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS.

(b) The Series B Preferred Stock does not amend the terms of the Common Stock. However, as a class, the Series B Preferred Stock is entitled to a vote equal to approximately 19.98% of the outstanding Common Stock as of August 15, 2008, and represents approximately 49.66% of the outstanding Common Stock on such date on an as-converted basis.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective upon the Closing Date, Dwight Scott was elected to the Board as a Class I director, pursuant to the Investors’ Agreement. Mr. Scott is a Senior Managing Director of GSO Capital Partners LP (“GSO”) and Head of GSO’s Houston office. At GSO, Mr. Scott focuses on investments in the energy and power markets and is a member of GSO’s Investment Committee. Before joining GSO in 2005, Mr. Scott was an Executive Vice President and Chief Financial Officer of El Paso Corporation. Prior to joining El Paso in 2000, Mr. Scott served as a managing director in the energy investment banking practice of Donaldson, Lufkin & Jenrette. Mr. Scott earned a BA from the University of North Carolina at Chapel Hill and an MBA from The University of Texas at Austin. He is currently a member of the board of directors of MCV Investors, Inc., a privately held power generation company, SandRidge Energy, Inc., a publicly traded oil and gas exploration and production company, United Engines, LLC, a privately held manufacturer of oilfield equipment, and Crestwood Midstream Partners, a privately held midstream company. Mr. Scott is also a member of the Board of Trustees of KIPP, Inc. and The Council on Alcohol and Drugs Houston.

Effective upon the Closing Date, Jason New was also elected to the Board as a Class III director, pursuant to the Investors’ Agreement. Mr. New is a Senior Managing Director of GSO and Co-Head of Distressed Investing for GSO. Mr. New focuses on managing GSO’s public investment portfolio with a specific emphasis on stressed and distressed companies and on sourcing direct distressed investment opportunities. Mr. New is also a member of the GSO Investment Committee. Before joining GSO in 2005, Mr. New was a senior member of Credit Suisse’s distressed finance group. Mr. New joined Credit Suisse in 2000 when it acquired DLJ, where he was a member of DLJ’s restructuring group. Prior to joining DLJ in 1999, he was an associate with the law firm of Sidley, Austin, Brown & Wood where he practiced law in the firm’s corporate reorganization group. Mr. New received a JD from Duke University School of Law and a BA, magna cum laude, from Allegheny College.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On August 14, 2008, the Company filed a Certificate of Designations of Series B Preferred Stock with the Secretary of State of the State of Delaware creating the Series B Preferred Stock. A description of the Series B Preferred Stock is provided above under Item 3.02 and the Certificate of Designations is filed as Exhibit 3.1 of this Form 8-K, both of which are incorporated herein by reference.

ITEM 8.01	OTHER EVENTS.

On August 18, 2008, the Company issued a press release regarding the closing of the Loans, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

3.1	Certificate of Designations of Series B Preferred Stock of Cheniere Energy, Inc.

4.1	Form of Series B Preferred Stock Certificate of Cheniere Energy, Inc.

10.1	Credit Agreement dated August 15, 2008, by and among Cheniere Common Units Holding, LLC the other Loan Parties (as defined therein), The Bank of New York Mellon, as administrative agent and collateral agent and the Lenders (as defined therein).

10.2	Guarantee and Collateral Agreement (Crest Entities), dated August 15, 2008, made by the entities party thereto in favor of The Bank of New York Mellon, as collateral agent.

10.3	Guarantee and Collateral Agreement (Non-Crest Entities), dated August 15, 2008, by Cheniere Common Units Holding, LLC and the other entities party thereto in favor of The Bank of New York Mellon, as collateral agent.

10.4	Security Deposit Agreement, dated August 15, 2008, by and among Cheniere LNG Holdings, LLC and The Bank of New York Mellon, as collateral agent and depositary agent.

10.5	Investors’ Agreement, dated August 15, 2008, by and between Cheniere Energy, Inc., Cheniere Common Units Holding, LLC and the investors named therein.

99.1	Press Release dated August 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY, INC.

Date: August 18, 2008	By:	/s/ Don A. Turkleson
Name: Don A. Turkleson
Title: Senior Vice President and Chief Financial Officer